Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230

CONTACTS
Investors:
Alex Miyamoto
Under Armour, Inc.
Tel: 410.454.6578

Financial Media:
Rick Anguilla
Tel: 410.454.6478

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS 51% TOP LINE GROWTH AND DILUTED EPS OF $0.11 FOR

THE SECOND QUARTER; RAISES OUTLOOK FOR THE FULL YEAR

•	Second Quarter Net Revenues Increased 50.7% to $120.5 Million

•	Second Quarter Net Income Increased 135.6% to $5.7 Million; Diluted EPS of $0.11

•	Second Quarter Income from Operations Increased 171.3% to $8.2 Million

•	Company Raises 2007 Net Revenues Outlook to $580 Million to $590 Million (+35% to +37% over 2006) from $560 Million to $580 Million

•	Company Raises 2007 Income from Operations Outlook to $79.0 Million to $81.0 Million (+38% to +41% over 2006) from $74.5 Million to $77.5 Million

•	BoomBoom-TAP™ – New Women’s Campaign Launches on ESPN and MTV Speaking Directly to the Authentic Team Girl Athlete

Baltimore, MD (July 31, 2007) – Under Armour, Inc. (NYSE: UA) today announced financial results for the second quarter ended June 30, 2007.

Net revenues increased 50.7% in the second quarter of 2007 to $120.5 million compared to net revenues of $80.0 million in the second quarter of 2006. Second quarter net income increased 135.6% to $5.7 million compared to $2.4 million in the same period of 2006. Diluted earnings per share was $0.11, on weighted average common shares outstanding of 49.9 million compared to $0.05 per share on weighted average common shares outstanding of 49.4 million in the second quarter of the prior year. Foreign currency exchange rates positively impacted diluted earnings per share by $0.01 in the second quarter of 2007.

Driven by accelerated growth across Men’s, Women’s, and Youth, apparel revenues rose 53.4% in the second quarter of 2007. The Compression and Training categories continued to drive revenue growth across the apparel business, while expanded product assortments in Golf and Football also made healthy contributions to top line growth. Footwear revenues, largely benefiting from increased sales of football cleats, increased 28.9% to $20.1 million for the quarter.

“The second quarter marked significant milestones for us as we execute our plan against our key growth drivers,” stated Kevin A. Plank, Chairman and CEO of Under Armour, Inc. “The strong results in our Women’s business, reflected in the 53% top line growth achieved during the second quarter, is evidence that our brand message resonates with female consumers. To maintain that momentum this month we launched BoomBoom-TAP™, our largest Women’s campaign to date. Our female consumer demands performance both on and off the field. By creating compelling performance products that suit her needs, we can continue to speak to this consumer in a language she understands.”

Mr. Plank added, “We cannot forget about the business that started it all – our Men’s apparel business. The growth in this business continues to exceed our expectations. Year-to-date, our most mature business is up 37%, speaking to the momentum of technical performance products in the athletic apparel market as a growing number of consumers shift away from cotton to performance fabrications.”

“We also positioned our International business for its next stage of growth with our recent appointment of Peter Mahrer as President and Managing Director for Under Armour Europe, B.V. Peter comes to us from Puma AG where he most recently served as Head of International Sales and General Manager, Central Europe. Having a European sporting goods expert in place will help us capitalize on the authentic retail distribution and brand equity that have already taken root in our target European markets.”

Gross margin for the quarter increased to 49.0% compared to 47.8% in the prior year due to a combination of factors including the previously disclosed shift of certain customer incentives to selling, general and administrative expenses, which were recorded as discounts in the prior year.

Selling, general and administrative expenses decreased to 42.2% of net revenues in the second quarter of 2007 compared to 44.0% in the prior year primarily due to growth in net revenues during the 2007 period. The Company had previously indicated that second quarter marketing spend would be above the range of 10% to 12% of net revenues based on the timing of planned investments in the Brand. Marketing expense for the second quarter was 13.5% of net revenues compared to 13.2% in the prior year. The Company expects to invest in its marketing budget at the high-end of the range of 10% to 12% of net revenues for the full year.

Balance Sheet Highlights

Reflecting the Company’s planned investment in inventory to position itself for consumer demand in the second half of the year, inventory totaled $128.8 million at June 30, 2007, compared to $80.2 million at the end of the same period of the prior year. Cash and cash equivalents were $25.7 million at June 30, 2007 compared to $41.9 million at the end of the same period of the prior year reflecting a planned investment in working capital and other infrastructure investments. The Company had no borrowings under its $100 million revolving credit facility.

Outlook for 2007

The Company continues to target long-term growth of 20% to 25% for the top and bottom lines. For 2007, the Company had previously estimated annual net revenues in the range of $560 million to $580 million and annual income from operations in the range of $74.5 million to $77.5 million. However, based on the Company’s performance in the first half of the year, the Company is increasing its outlook for 2007.

The Company now expects annual net revenues in the range of $580 million to $590 million, an increase of 35% to 37% over 2006, and annual income from operations in the range of $79.0 million to $81.0 million, an increase of 38% to 41% over 2006. The Company also expects an effective tax rate of 41.3% for the full year, an increase over the previously provided estimate of 40.8%. The Company now anticipates fully diluted weighted average shares outstanding of approximately 50.3 million for 2007.

Mr. Plank concluded, “The progress we have made both in the U.S. and abroad, positions us to meet the ambitious goals we set forth for the company. Under Armour is a growth company, and we are committed to executing on our plan to deliver value to our consumers, retail partners, and shareholders alike.”

Conference Call and Webcast

Under Armour will host a conference call and webcast to discuss its financial results today, July 31st, at 8:30 a.m. EST. This call will be webcast live at investor.underarmour.com and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will be available at investor.underarmour.com. The Company’s financial results are also available online at investor.underarmour.com.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand’s moisture-wicking synthetic fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional natural fiber products. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company’s website at www.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: our ability to forecast and manage our growth effectively; our ability to maintain effective internal controls; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; our ability to accurately forecast consumer demand for our products; reduced demand for sporting goods and apparel generally; failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability and effective operation of management information systems and other technology; our ability to attract and maintain the services of our senior management and key employees; and changes in general economic or market conditions, including as a result of political or military unrest or terrorist attacks. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

Quarter and Six Months Ended June 30, 2007 and 2006

(Unaudited; in thousands, except per share amounts)

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended 6/30/07	% of Net Revenues	Quarter Ended 6/30/06	% of Net Revenues	Six Months Ended 6/30/07	% of Net Revenues	Six Months Ended 6/30/06	% of Net Revenues
Net revenues	$120,531	100.0%	$79,965	100.0%	$244,860	100.0%	$167,661	100.0%
Cost of goods sold	61,432	51.0%	41,758	52.2%	125,180	51.1%	85,142	50.8%

Gross profit	59,099	49.0%	38,207	47.8%	119,680	48.9%	82,519	49.2%
Operating expenses
Selling, general and administrative expenses	50,934	42.2%	35,197	44.0%	95,478	39.0%	65,329	38.9%

Income from operations	8,165	6.8%	3,010	3.8%	24,202	9.9%	17,190	10.3%
Other income, net	1,500	1.2%	742	0.9%	2,194	0.9%	1,240	0.7%

Income before income taxes	9,665	8.0%	3,752	4.7%	26,396	10.8%	18,430	11.0%
Provision for income taxes	3,953	3.3%	1,328	1.7%	10,743	4.4%	7,272	4.3%

Net income	$5,712	4.7%	$2,424	3.0%	$15,653	6.4%	$11,158	6.7%

Net income available per common share
Basic	$0.12		$0.05		$0.33		$0.24
Diluted	$0.11		$0.05		$0.31		$0.23

Weighted average common shares outstanding
Basic	47,975		46,894		47,797		46,690
Diluted	49,885		49,436		49,851		49,468

NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended 6/30/07	Quarter Ended 6/30/06	% Change	Six Months Ended 6/30/07	Six Months Ended 6/30/06	% Change
Men’s	$61,014	$40,728	49.8%	$129,479	$94,387	37.2%
Women’s	18,504	12,088	53.1%	43,194	33,073	30.6%
Youth	7,727	4,076	89.6%	18,218	11,115	63.9%

Apparel	87,245	56,892	53.4%	190,891	138,575	37.8%
Footwear	20,089	15,584	28.9%	31,928	15,584	104.9%
Accessories	7,098	4,040	75.7%	12,372	7,687	61.0%

Total net sales	114,432	76,516	49.6%	235,191	161,846	45.3%
Licensing revenues	6,099	3,449	76.8%	9,669	5,815	66.3%

Total net revenues	$120,531	$79,965	50.7%	$244,860	$167,661	46.0%

Under Armour, Inc.

As of June 30, 2007, December 31, 2006 and June 30, 2006

(Unaudited; in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 6/30/07	As of 12/31/06	As of 6/30/06
Assets
Cash and cash equivalents	$25,676	$70,655	$41,918
Accounts receivable, net	83,088	71,867	63,244
Inventories	128,760	81,031	80,220
Prepaid expenses, income taxes receivable and other current assets	12,676	13,254	8,196
Deferred income taxes	11,343	8,145	9,056

Total current assets	261,543	244,952	202,634
Property and equipment, net	40,948	29,923	25,287
Intangible assets, net	7,242	7,875	—
Deferred income taxes	6,692	5,180	194
Other non-current assets	1,437	1,438	968

Total assets	$317,862	$289,368	$229,083

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$74,552	$68,121	$52,822
Current maturities of long term debt	3,048	3,442	3,815

Total current liabilities	77,600	71,563	56,637
Long term debt, net of current maturities	2,458	2,815	4,437
Other long term liabilities	2,533	602	327

Total liabilities	82,591	74,980	61,401
Total stockholders’ equity	235,271	214,388	167,682

Total liabilities and stockholders’ equity	$317,862	$289,368	$229,083